Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Tony Voorhees	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509)-927-5345	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FOURTH QUARTER AND YEAR END OF FISCAL 2026

Strong Sequential Quarterly Revenue Growth; Completed Restructuring of Global Manufacturing Footprint;
Improving Operating Efficiencies Drive Continued Program Wins
Spokane Valley, WA— August 27, 2026 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended June 27, 2026.

For the fourth quarter of fiscal year 2026, Key Tronic reported total revenue of $102.0 million, compared to $89.6 million in the prior quarter and $110.5 million in the same period of fiscal year 2025. The 14% sequential increase in revenue in the fourth quarter of fiscal year 2026 was driven by strong demand from both legacy and new programs. In particular, revenue from Key Tronic’s Vietnam-based production more than doubled sequentially, driven by medical device and consumer products programs.

While customer demand rebounded significantly in the fourth quarter of fiscal year 2026, Key Tronic's production was constrained by tightening credit availability and liquidity pressures across the global supply chain. These capital constraints have affected the entire EMS industry as suppliers, customers, and manufacturers navigate ongoing macroeconomic uncertainty. Supply chain financing constraints delayed approximately $10 million of the Company's shipments during the quarter. The Company is actively working with its customers and suppliers, while also evaluating additional sources of capital, to support growth and alleviate these temporary constraints in future periods. We believe our operational discipline, strengthened manufacturing footprint, and long-standing customer relationships have positioned us better than many of our competitors. As a result, we continue to win new business and gain market share in several target markets in new program awards in the fourth quarter of fiscal 2026.

For the full fiscal year 2026, total revenue was $386.7 million, compared to $467.9 million in the fiscal year 2025, largely reflecting reduced demand from certain legacy and end-of-life programs, as well as a variety of uncertainties in the global economy throughout the year. The Company has experienced an increase in new program wins and new sales funnel activity leading to expected revenue growth in coming quarters of fiscal 2027.

Gross margin was 7.8% in the fourth quarter of fiscal year 2026, up from 6.2% in the same period of fiscal year 2025. The Company’s gross margin improvements in the fourth quarter of fiscal year 2026, despite the adverse supply chain challenges, demonstrated the operating efficiencies gained from its cost-cutting initiatives over the past two years. Operating margin was (3.6)% in the fourth quarter of fiscal year 2026, down from (2.1)% in the same period of fiscal year 2025. The operating margin for the fourth quarter of fiscal 2026 was adversely affected by an $8.4 million write-off of long-term receivables and related legal costs incurred in pursuing recovery from longstanding customers experiencing financial distress and no longer generating program revenues. These adverse impacts were partially offset by a $5.3 million insurance recovery related to a roof replacement at the Company's Mississippi facility.

Adjusted gross margin was 8.3% for the fourth quarter of fiscal year 2026 up from 6.2% in the same period of fiscal year 2025 (see “Non-GAAP Financial Measures,” below for additional information about adjusted gross margin). These margin gains highlight the Company’s resilience and commitment to improving its operating efficiency. With revenue expected to continue to increase, Key Tronic anticipates continued margin growth in coming quarters.

Throughout fiscal year 2026, the Company continued to prepare for anticipated long-term growth by executing its near-shoring and tariff mitigation strategies to reduce costs while maintaining the diversity and flexibility of its key locations and capabilities. Key Tronic believes that these cost reductions have enabled the Company to become more competitive on recent quoting opportunities. During the fourth quarter, Key Tronic completed the wind-down of its manufacturing operations in China, shifting more production to the Company’s expanding facilities in the US and Vietnam. The wind-down of manufacturing in China is anticipated to save approximately $4.0 million in fiscal 2027.

The Company’s net loss was $(34.3) million or $(3.16) per share for the fourth quarter of fiscal year 2026, compared to net loss of $(3.9) million or $(0.36) per share for the same period of fiscal year 2025. For the full fiscal year 2026, the net loss was $(47.8) million or $(4.41) per share, compared to $(8.3) million or $(0.77) per share for the full fiscal year 2025.

The Company recorded a $28.4 million non-cash charge during the quarter to establish a valuation allowance against certain deferred tax assets. The accounting adjustment was driven primarily by the cumulative loss of US taxable income over the last few years. While management remains confident in the Company's expected return to profitability and the future expected utilization of certain tax benefits, the valuation allowance was based on the relative weighting of historical results. The adjustment has no impact on cash flows, debt covenant compliance, or the Company's underlying operating performance. As described above, approximately $8.4 million of distressed customer related long term receivables were also written off during the quarter.

The adjusted net loss was $(2.9) million or $(0.26) per diluted share for the fourth quarter of fiscal year 2026, compared to adjusted net loss of $(3.8) million or $(0.35) per diluted share for the same period of fiscal year 2025. For the full fiscal year 2026, the adjusted net loss was $(3.7) million or $(0.34) per diluted share, compared to adjusted net loss of $(5.0) million or $(0.47) per diluted share for fiscal year 2025. See “Non-GAAP Financial Measures,” below for additional information about adjusted net income (loss) and adjusted net income (loss) per share.

"Over the past year, we have taken decisive actions to strengthen Key Tronic's competitive position and create a more efficient global manufacturing footprint,” said Brett Larsen, President and CEO. “We successfully exited manufacturing operations in China, right-sized our Mexico facility, and expanded production capacity in both the United States and Vietnam. These initiatives have improved our cost structure, enhanced supply chain flexibility, and enabled us to provide customers with attractive manufacturing options amid ongoing macroeconomic and geopolitical uncertainties. Approximately half of our manufacturing took place in our US and Vietnam facilities during the fourth quarter of fiscal 2026, and we have significant capacity available to support future growth.”

"Our strategic restructuring and cost reduction initiatives are translating directly into new business opportunities and market share gains. During the fourth quarter of fiscal 2026, we secured more than $60 million in new program awards in the data center, construction, and industrial power management markets. These wins reflect increasing customer recognition of Key Tronic's ability to deliver high-quality manufacturing solutions with a globally competitive cost structure. In an environment where liquidity and capital constraints are affecting much of the EMS industry, customers are increasingly seeking financially stable, operationally disciplined partners capable of supporting long-term growth. Many of these new programs feature innovative partnership models that provide a more balanced approach to ramp-up capital requirements, allowing customers to participate in the upfront investment while enabling Key Tronic to accelerate growth and improve returns on invested capital.”

“While we continue to face near-term liquidity challenges within the global supply chain, our backlog of customer demand has increased, and we expect recently awarded programs to ramp into production over the coming quarters. Supported by our stronger competitive position and growing pipeline of business opportunities, we expect continued revenue growth and a return to profitability in fiscal 2027."

The financial data presented for the fourth quarter and full year of fiscal 2026 should be considered preliminary and could be subject to change, as the Company’s independent auditor has not completed their audit procedures.

Business Outlook

Due to uncertainty in the timing of new program ramps and continued macroeconomic uncertainty, Key Tronic will not be issuing revenue or earnings guidance for the first quarter of fiscal year 2027.

Conference Call

Key Tronic will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) today. A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-330-6710 or +1-213-279-1505 (Access Code: 5639032). The Company will also reference accompanying slides that can be viewed with the webcast at www.keytronic.com under “Investor Relations”. A replay will be available at www.keytronic.com under “Investor Relations”.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design, sourcing and manufacturing services from its facilities in the United States, Mexico, and Vietnam. The Company provides its customers with full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com

Forward-Looking Statements

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such words as aims, anticipates, believes, continues, estimates, expects, hopes, intends, plans, predicts, projects, targets, will, or would, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue, earnings, and margins, the Company’s plans to address production constraints, including its ability to access additional capital, the Company’s ability to shift its focus in China and build out production capacity in the US and Vietnam and the timing of completion of those facilities, cost savings from headcount reduction and the wind-down of manufacturing operations in China, demand for certain products and the effectiveness of some of its programs, business from customers and programs, new program launches, impacts from operational streamlining and efficiencies, including reductions in inventories, future utilization of certain tax benefits, and impacts of repairs to its facilities from winter storm damage. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the future of the global economic environment and its impact on our customers and suppliers; the impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such as trade negotiations and other risks; the success and timing of our expansion plans; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; the risk of legal proceedings relating to the previously reported financial statement restatements and related material weaknesses, the May 2024 cybersecurity incident and the subject of the internal investigation by the Company’s Audit Committee and related or other unrelated matters; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the United States (GAAP), we use certain non-GAAP financial measures; adjusted net loss, and adjusted net loss per share, diluted. We provide these non-GAAP financial measures because we believe they provide greater transparency related to our core operations and represent supplemental information used by management in its financial and operational decision making. We exclude (or include) certain items in our non-GAAP financial measures as we believe the net result is a measure of our core business. We believe this facilitates operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain income and expense items that would not otherwise be apparent on a GAAP basis.

In addition, during this period, we have provided adjusted cost of sales, adjusted gross profit, and adjusted gross margin. These additions supplement adjusted net loss by mapping the portion of the identified adjustments utilized in the calculation of adjusted net loss to relevant financial statement line items for re-calculation of the adjusted metrics presented. We have provided these additional non-GAAP financial measures because we believe they provide greater transparency related to our core operations and represent supplemental information used by management in its financial and operational decision making.

Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Our non-GAAP financial measures may be different from those reported by other companies.

See the table below entitled “Reconciliation of GAAP to non-GAAP measures” for reconciliations of adjusted net loss and adjusted cost of sales to the most directly comparable GAAP measure, which is GAAP net loss, and GAAP cost of sales, respectively, as well as the computation of adjusted gross profit, adjusted gross margin, and adjusted net loss per share, diluted.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Net sales	$102,027	$110,486	$386,667	$467,871
Cost of sales	94,087	103,675	362,730	431,444
Gross profit	7,940	6,811	23,937	36,427
Research, development and engineering expenses	2,263	2,246	8,011	9,163
Selling, general and administrative expenses	14,580	6,867	36,546	26,702
Gain on insurance proceeds, net of losses	(5,267)	—	(5,904)	—
Total operating expenses	11,576	9,113	38,653	35,865
Operating income (loss)	(3,636)	(2,302)	(14,716)	562
Interest expense, net	2,531	2,775	10,074	12,523
Loss before income taxes	(6,167)	(5,077)	(24,790)	(11,961)
Income tax provision (benefit)	28,176	(1,153)	23,003	(3,643)
Net loss	$(34,343)	$(3,924)	$(47,793)	$(8,318)
Net loss per share — Basic	$(3.16)	$(0.36)	$(4.41)	$(0.77)
Weighted average shares outstanding — Basic	10,859	10,762	10,837	10,762
Net loss per share — Diluted	$(3.16)	$(0.36)	$(4.41)	$(0.77)
Weighted average shares outstanding — Diluted	10,859	10,762	10,837	10,762

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 27, 2026	June 28, 2025
ASSETS
Current assets:
Cash and cash equivalents	$584	$1,384
Trade receivables, net of credit losses of $4,659 and $3,479	83,650	96,142
Contract assets, net of credit losses of $856 and $0	24,219	17,409
Inventories, net	95,844	97,321
Other, net of credit losses of $0 and $1,463	19,462	21,917
Total current assets	223,759	234,173
Property, plant and equipment, net	28,854	27,727
Operating lease right-of-use assets, net	26,550	11,347
Other assets:
Deferred income tax asset	1,451	23,397
Other, net of credit losses of $8,438 and $500	19,152	19,230
Total other assets	20,603	42,627
Total assets	$299,766	$315,874
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$75,961	$63,725
Accrued compensation and vacation	5,450	8,157
Current portion of long-term debt	7,162	6,215
Other	17,919	13,894
Total current liabilities	106,492	91,991
Long-term liabilities:
Long-term debt, net	99,056	98,936
Operating lease liabilities	20,120	6,859
Deferred income tax liability	41	—
Other long-term obligations	4,874	954
Total long-term liabilities	124,091	106,749
Total liabilities	230,583	198,740
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,859 and 10,762 shares, respectively	48,135	47,502
Retained earnings	20,810	68,603
Accumulated other comprehensive income	238	1,029
Total shareholders’ equity	69,183	117,134
Total liabilities and shareholders’ equity	$299,766	$315,874

KEY TRONIC CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP to non-GAAP measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
GAAP net loss	$(34,343)	$(3,924)	$(47,793)	$(8,318)
Restructuring charges	579	51	13,201	2,908
Receivables allowance for distressed customers	8,358	—	10,346	—
Stock-based compensation expense	165	109	633	218
Gain on insurance proceeds, net of losses	(5,267)	—	(5,904)	—
Write-off of unamortized loan fees	—	—	—	1,012
Write-off of deferred tax asset	28,422	—	29,455	—
Income tax effect of non-GAAP adjustments (1)	(767)	(32)	(3,655)	(828)
Adjusted net loss	$(2,853)	$(3,796)	$(3,717)	$(5,008)

Adjusted net loss per share — non-GAAP Diluted	$(0.26)	$(0.35)	$(0.34)	$(0.47)
Weighted average shares outstanding — Diluted	10,859	10,762	10,837	10,762

GAAP cost of sales	$94,087	$103,675	$362,730	$431,444
Restructuring charges	521	51	9,251	2,908
Adjusted cost of sales	$93,566	$103,624	$353,479	$428,536

Total gross profit adjustments	$521	$51	$9,251	$2,908

GAAP gross profit	$7,940	$6,811	$23,937	$36,427
Total gross profit adjustments	521	51	9,251	2,908
Adjusted gross profit	$8,461	$6,862	$33,188	$39,335

GAAP net sales	$102,027	$110,486	$386,667	$467,871
Adjusted gross margin	8.3%	6.2%	8.6%	8.4%

(1) Income tax effects are calculated using an effective tax rate of 20%, which approximates the statutory GAAP tax rate for the presented periods.